As filed with the Securities and Exchange Commission on May 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIDGELINE DIGITAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	52-2263942
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Sylvan Road, Suite G-700 Woburn, MA 01801 (781) 376-5555 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Roger Kahn

President and Chief Executive Officer

Bridgeline Digital, Inc.

100 Sylvan Road, Suite G-700

Woburn, MA 01801

(781) 376-5555

(Name, Address, Including Zip Code, and

Telephone Number, Including Area Code,

of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Daniel W. Rumsey, Esq.

Jessica R. Sudweeks, Esq.

Disclosure Law Group, a Professional Corporation

655 West Broadway, Suite 870

San Diego, CA 92101

(619) 272-7058

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)(2)	Proposed Maximum Aggregate Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share (3)	2,671,917	$2.55	$6,813,388.35	$743.34

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder also include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sales prices of the registrant’s common stock as reported on the Nasdaq Capital Market on May 26, 2021.

(3)

Includes (i) 1,842,105 shares of common stock issuable upon the conversion of shares of the Company’s Series D Convertible Preferred Stock, par value $0.001 per share, held by the selling stockholders, and (ii) an aggregate of 829,812 shares of common stock issuable upon exercise of common stock purchase warrants held by the selling stockholders identified herein.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor is it a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated May 28, 2021

2,671,917 Shares

Common Stock

This prospectus relates to the offer and sale of up to 2,671,917 shares (the “Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), of Bridgeline Digital, Inc., (the “Company”), held by the selling stockholders identified in this prospectus. All of the shares being offered, when sold, will be sold by the selling stockholders. The shares of Common Stock registered for resale pursuant to this prospectus include:

●

1,184,212 shares of Common Stock that may be issued upon conversion of shares the Company’s Series D Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred”), issued to certain of the selling stockholders in a private placement transaction consummated on May 12, 2021 (the “Private Placement”);

●

592,106 shares of Common Stock that may be issued upon exercise of Common Stock purchase warrants issued to certain of the selling stockholders in connection with the Private Placement (the “PIPE Warrants”);

●

58,169 shares of Common Stock that may be issued upon exercise of Common Stock purchase warrants issued to certain placement agents in connection with a registered direct offering consummated on February 4, 2021 (the “February Offering”) (the “February Placement Agent Warrants”); and

●

179,537 shares of Common Stock that may be issued upon exercise of Common Stock purchase warrants issued to certain placement agents in connection with a registered direct offering consummated concurrently with the Private Placement on May 12, 2021 (the “May Offering”) (the “May Placement Agent Warrants” and, together with the PIPE Warrants, the February Placement Agent Warrants and the May Placement Agent Warrants, the “Warrants”).

●

657,895 shares of Common Stock that may be issued upon conversion of shares of Series D Preferred issuable in connection with the acquisition by the Company of all of the issued and outstanding shares Hawk Search Inc., an Illinois corporation (“Hawk Search”), pursuant to the terms and conditions of a share purchase agreement, dated May 11, 2021 (the “Hawk Search Acquisition”). For more information, see the Company’s Current Report on Form 8-K, filed with the SEC on May 12, 2021.

We are registering the Shares to provide the selling stockholders with freely tradable securities. This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. Up to 2,678,304 Shares may be sold from time to time after the effectiveness of the registration statement, of which this prospectus forms a part.

We will not receive proceeds from the sale of the Shares by the selling stockholders. However, we may receive proceeds of up to approximately $1.75 million from the exercise of the Warrants by the selling stockholders, once the registration statement, of which this prospectus is a part, is declared effective and any and all restrictions on the exercise of such warrants have been lifted. All selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders, except for certain legal fees and expenses, which will be paid by us.

Our Common Stock trades on the Nasdaq Capital Market under the symbol “BLIN.” On May 27, 2021, the closing price for our Common Stock, as reported on the Nasdaq Capital Market, was $2.57 per share.

Our business and investing in our securities involves certain risks. See the section entitled “Risk Factors” located on page [•] of this prospectus, as well as those risks contained in any applicable prospectus supplement and in the other documents that are incorporated by reference into this prospectus or applicable prospectus supplement. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2021

BRIDGELINE DIGITAL, INC.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may, from time to time, sell up to an aggregate of 2,671,917 shares of our Common Stock, which includes 1,842,105 shares of our Common Stock that may be issued upon conversion of shares the Company’s Series D Preferred and 829,812 shares of our Common Stock that may be issued upon the exercise of certain warrants, in one or more offerings. We will not receive any proceeds from the sale of any shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus, any accompanying prospectus supplement, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below.

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. Neither we nor the selling stockholders are making an offer to sell our Common Stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read the entirety of this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Company,” “we,” “us” and “our” to refer to Bridgeline Digital, Inc., a Delaware corporation.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and any documents we incorporate by reference, may contain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus, any applicable prospectus supplement and any documents we incorporate by reference other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	our ability to implement our business strategy;

●	anticipated trends and challenges in our business and the markets in which we operate;

●	our expected future financial performance;

●	our expectations regarding our operating expense;

●	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

●	our expectations regarding market acceptance of our products;

●	our ability to compete in our industry and innovation by our competitors;

●	our ability to protect our confidential information and intellectual property rights;

●	our ability to successfully identify and manage any potential acquisitions;

●	our ability to manage expansion into international markets;

●	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

●	our ability to recruit and retain qualified sales, technical and other key personnel;

●	our ability to obtain additional financing;

●	our ability to manage growth;

●	our ability to maintain the listing of our Common Stock on the Nasdaq Capital Market; and

●

other risks and uncertainties, including those described in the section entitled “Risk Factors” in this prospectus, as well as in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which risk factors are incorporated herein by reference.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

You should read this prospectus, any applicable prospectus supplement and any documents we incorporate by reference with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY OVERVIEW

Our Company

Bridgeline Digital, The Digital Engagement Company, helps customers maximize the performance of their full digital experience from websites and intranets to eCommerce experiences. Our Unbound platform is a Digital Experience Platform that deeply integrates Web Content Management, eCommerce, eMarketing, Social Media management, and Web Analytics (Insights) with the goal of assisting marketers to deliver exceptional digital experiences that attract, engage, nurture and convert their customers across all channels. We offer a core accelerator framework for rapidly implementing digital experiences on the Bridgeline Unbound platform, which provides customers with cost-effective solutions in addition to velocity to market.

Our Unbound platform combined with its professional services assists customers in digital business transformation, driving lead generation, increasing revenue, improving customer service and loyalty, enhancing employee knowledge, and reducing operational costs. The Bridgeline Unbound platform bridges the gaps between Web Content Management, eCommerce, eMarketing, and social and web analytics by providing all of these components in one unified and deeply integrated platform.

Our Unbound Franchise product empowers large franchises, healthcare networks, associations/chapters and other multi-unit organizations to manage a large hierarchy of digital properties at scale. The platform provides an easy-to-use administrative console that enables corporate marketing to provide consistency in branding and messaging while providing flexible publishing capabilities at the local-market level. The platform empowers brand networks to unify, manage, scale and optimize a hierarchy of web properties and marketing campaigns on a global, national and local level.

The Unbound platform is delivered through a cloud-based software as a service (“SaaS”) model, whose flexible architecture provides customers with state-of-the-art deployment providing maintenance, daily technical operation and support; or via a traditional perpetual licensing business model, in which the software resides on a dedicated infrastructure in either the customer’s facility or manage-hosted by Bridgeline via a cloud-based hosted services model.

OrchestraCMS, delivered through a cloud-based SaaS, is the only content and digital experience platform built 100% native on Salesforce and helps customers create compelling digital experiences for their customers, partners, and employees; uniquely combining content with business data, processes and applications across any channel or device, including Salesforce Communities, social media, portals, intranets, websites, applications and services.

Celebros Search, delivered through a cloud-based SaaS, is a commerce-oriented site search product that provides for Natural Language Processing with artificial intelligence to present very relevant search results based on long-tail keyword searches in seven languages.

Recent Developments

Woorank Acquisition

On February 2, 2021, the Company entered into a Share Purchase Agreement with Woorank SRL (“Woorank”), an entity located in Belgium, to acquire all of the issued and outstanding shares of Woorank (the “Woorank Acquisition”) for a total purchase price of approximately €1.4 million, and on March 1, 2021, the Company closed the Woorank Acquisition. At closing, the Company issued a total of 29,433 shares of its unregistered Common Stock, of which 9,433 shares were issued as payment of a portion of the purchase price for the Woorank Acquisition and the remaining shares were issued to as consideration to the founder of Woorank for assistance with certain matters related to the Woorank Acquisition until March 1, 2022. In addition, approximately €1.9 million of Woorank’s existing debt obligations became consolidated debt of the Company, of which approximately €1.6 million is classified as current debt with payment due within one year. The Company funded all other amounts payable at closing, totaling approximately €0.2 million, from the Company’s cash on hand.

February Registered Direct Offering

On February 4, 2021, the Company offered and sold a total of 880,000 shares of Common Stock, to certain institutional and accredited investors at a public offering price of $3.10 per share in a registered direct offering (the “February Offering”). The Company utilized the services of the Placement Agents for the February Offering, and paid to the Placement Agents a fee equal to 8% of the aggregate purchase price paid by certain investors placed by the Placement Agents at closing, and reimbursed the Placement Agents for certain expenses. In addition, the Company issued to the Placement Agents Common Stock purchase warrants to purchase an aggregate of 58,169 shares of Common Stock (the “February Placement Agent Warrants”). The February Placement Agent Warrants have a term of five years from the date of issuance and an exercise price of $3.875 per share.

The Company received net proceeds from the February Offering of approximately $2.4 million after deducting certain fees due to the Placement Agents and the Company's estimated transaction expenses.

May Registered Direct Offering and Private Placement

On May 12, 2021, the Company offered and sold a total of 1,060,000 shares of its Common Stock to certain institutional investors at a public offering price of $2.28 per share in a registered direct offering (the “May Offering”). The Company utilized the services of the Placement Agents for the May Offering, and paid to the Placement Agents a fee equal to 8% of the aggregate purchase price paid by certain investors placed by the Placement Agents at closing, and reimbursed the Placement Agents for certain expenses. In addition, the Company issued to the Placement Agents Common Stock purchase warrants to purchase an aggregate of 179,537 shares of Common Stock (the “May Placement Agent Warrants”). The May Placement Agent Warrants have a term of five years from the date of issuance and an exercise price of $2.85 per share.

The Company received net proceeds from the May Offering of approximately $4.57 million after deducting certain fees due to the Placement Agents and the Company's estimated transaction expenses.

HawkSearch Acquisition

On May 11, 2021, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Svanaco, Inc., an Illinois corporation, Svanawar, Inc., an Illinois corporation (collectively, the “Sellers”), and Hawk Search Inc., an Illinois corporation (“Hawk Search”), pursuant to which the Company will purchase all of the issued and outstanding shares of capital stock of Hawk Search from the Sellers (the “HawkSearch Acquisition”). The total consideration payable by the Company under the Purchase Agreement is approximately $11.85 million, subject to certain working capital and purchase price adjustments contained in the Purchase Agreement (the “Purchase Price”). The Purchase Price is payable as follows: (i) an initial cash payment of approximately $5.75 million (subject to certain working capital adjustments pursuant to the Purchase Agreement) payable on the Closing Date (as defined in the Purchase Agreement), (ii) the issuance of approximately $1.5 million in Series D Preferred, (iii) approximately $2.0 million in cash, to be paid on or before December 31, 2021 (subject to certain adjustments pursuant to the Purchase Agreement), and (iv) up to approximately $2.6 million as a performance based earnout payable within 30 days upon conclusion of its fiscal year 2022 annual audit and filing the Company’s Annual Report on Form 10-K for the fiscal year ending September 30, 2022.

The closing of the HawkSearch Acquisition is subject to the satisfaction or waiver by the parties of certain conditions to closing or contingencies as described in the Purchase Agreement The Purchase Agreements contain customary representations, warranties, agreements and conditions to completing stock purchases, indemnification rights and obligations of the parties.

Corporate Information

The Company was incorporated in the state of Delaware on August 28, 2000. Our principal place of business is located at 100 Sylvan Road, Suite G-700, Woburn, Massachusetts 01801. Our telephone number is (781) 376-5555. We maintain a corporate website at http://www.bridgeline.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

RISK FACTORS

We face a variety of significant and diverse risks, many of which are inherent to our business. You should carefully consider the risks described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all of which are incorporated by reference herein, before making an investment decision. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations, or cash flow. Other risks and uncertainties that we do not now consider material or of which we are not currently aware may become important factors that affect us in the future. You should carefully consider the risks and uncertainties described in the documents incorporated by reference herein before deciding to invest in our Common Stock.

DESCRIPTION OF CORPORATE TRANSACTIONS

February 2021 Registered Direct Offering

On February 4, 2021, the Company offered and sold a total of 880,000 shares of its Common Stock to certain institutional and accredited investors (the “February Investors”) at a public offering price of $3.10 per share in the February Offering. The February Offering was registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a prospectus supplement to the Company's currently effective registration statement on Form S-3 (File No. 333-239104), which was initially filed with the U.S. Securities and Exchange Commission on June 12, 2020, and was declared effective on June 25, 2020 (the “Shelf Registration Statement”). Certain of the February Investors entered into a securities purchase agreement (the “February Purchase Agreement”), directly with Company, at such February Investor’s option, in connection with February Offering. The February Offering closed on February 8, 2021, and resulted in gross proceeds to the Company of approximately $2.72 million.

Joseph Gunnar & Company, LLC acted as lead placement agent for the February Offering and Taglich Brothers, Inc. acted as co-placement agent for the Offering (the " Placement Agents"). As compensation for their services, the Company paid to the Placement Agents a fee equal to 8% of the aggregate purchase price paid by February Investors placed by the Placement Agents at closing, and reimbursed the Placement Agents for certain expenses incurred in connection with the February Offering. In addition, the Company issued to the Placement Agents Common Stock purchase warrants to purchase an aggregate of 58,169 shares of Common Stock (the “February Placement Agent Warrants”). The February Placement Agent Warrants have a term of five years from the date of issuance and an exercise price of $3.875 per share.

The net proceeds from the Offering were approximately $2.4 million after deducting certain fees due to the Placement Agents and the Company's estimated transaction expenses. The net proceeds received by the Company will be used for general corporate purposes, including general working capital.

The foregoing description of the February Purchase Agreement and the Placement Agent Warrants are qualified in their entirety by reference to the full text of the form of Purchase Agreement and form of Placement Agent Warrant, attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021 (the “February 8-K”).

Pursuant to this prospectus, 58,169 shares of Common Stock issuable upon exercise of the February Placement Agent Warrants are being registered hereunder.

May 2021 Registered Direct Offering and Private Placement

On May 12, 2021, the Company offered and sold a total of 1,060,000 shares of its Common Stock, to certain institutional investors (the “May Investors”) at a public offering price of $2.28 per share in a registered direct offering (the “May Offering”). The May Offering was registered under the Securities Act pursuant to a prospectus supplement to the Shelf Registration Statement.

Also on May 12, 2021, the Company entered into securities purchase agreements (the “PIPE Purchase Agreement”), with certain institutional investors (the “PIPE Investors”) pursuant to which the Company offered and sold a total of 2,700 units to the PIPE Investors (the “Units”) at a purchase price of $1,000 per Unit (the “Private Placement”). Each Unit consisted of (i) one share of the Company’s newly designated Series D Convertible Preferred Stock (“Series D Preferred”) and (ii) warrants (the “PIPE Warrants”) to purchase up to one-half of the Conversion Shares issuable upon conversion of shares of Series D Preferred issued as a part of such PIPE Investor’s Units (the “PIPE Warrant Shares”). In total, the Company issued 2,700 shares of Series D Preferred and PIPE Warrants to purchase up to 592,106 PIPE Warrant Shares as a part of the Units.

Each share of Series D Preferred issued as a part of the Units are convertible into shares of the Company’s Common Stock at a conversion price of $2.28 per share (the “Conversion Shares”), but only following the date (the “Stockholder Approval Date”) that holders of a majority of the Company’s outstanding voting securities approve of the issuance of the Units in accordance with Listing Rule 5635 of the Nasdaq Stock Market (the “Issuance Proposal”). In addition, beginning on the six-month anniversary date of the original issuance date of the Series D Preferred and ending on the Stockholder Approval Date, shares of Series D Preferred will accrue dividends at a rate of 9% per annum. The PIPE Warrants have a term of five and one-half years from the date of issuance, will become exercisable on the six-month anniversary of the original issuance date, assuming the issuance of the Warrants are approved by a majority of the Company’s stockholders on the Stockholder Approval Date, and have an exercise price of $2.51 per share.

No shares of Series D Preferred may be converted into Conversion Shares and no PIPE Warrants may be exercised for shares of our Common Stock unless and until such time that we have obtained approval from our stockholders, at an annual or special meeting or via written consent, to issue the Conversion Shares and PIPE Warrant Shares which number of shares in the aggregate exceeds 20% of the number of our shares of Common Stock issued and outstanding immediately prior to the Closing Date, as required by Nasdaq Marketplace Rule 5635(d) (the “Issuance Approval”).

In connection with the Private Placement, we granted certain registration rights to the Purchasers (each of whom is also a selling stockholder identified in this prospectus in the section titled “Selling Stockholders”) with respect to the Conversion Shares and PIPE Warrant Shares, pursuant to a Registration Rights Agreement by and among us and the Purchasers (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, we agreed to file a registration statement no later than 15 days after the Closing Date in order to register the Conversion Shares and PIPE Warrant Shares, and are filing the registration statement, of which this prospectus forms a part, in satisfaction of that obligation under the Registration Rights Agreement.

Joseph Gunnar & Company, LLC and Taglich Brothers, Inc. also acted as lead placement agent and co-placement agent, respectively, for the May Offering and the Private Placement. As compensation for their services, the Company paid to the Placement Agents a fee equal to 8% of the aggregate purchase price paid by the Private Placement Investors at closing, and reimbursed the Placement Agents for certain expenses incurred in connection with the Private Placement. In addition, the Company issued to the Placement Agents in Common Stock purchase warrants to purchase an aggregate of 179,537 shares of Common Stock (the “May Placement Agent Warrants”) in connection with both the Private Placement and the RD Offering. The Placement Agent Warrants have a term of five years from the commencement of sales and an exercise price of $2.85 per share.

Pursuant to this prospectus, the following shares of Common Stock are being registered hereunder:

●	1,184,212 shares of Common Stock issuable upon conversion of the Series D Preferred offered and sold to the PIPE Investors.

●	657,895 shares of Common Stock issuable upon conversion of the Series D Preferred issuable in connection with the Haws Search Acquisition.

●	592,106 shares of Common Stock issuable upon exercise of the PIPE Warrants offered and sold to the PIPE Investors.

●	179,537 shares of Common Stock issuable upon exercise of the May Placement Agent Warrants.

DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Charter and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended September 30, 2020, filed with the SEC on December 23, 2020, which is incorporated by reference herein.

General

Our authorized capital stock currently consists of 50.0 million shares of our Common Stock and 1.0 million shares of preferred stock. The following is a description of our Common Stock, certain provisions of our Charter and amended and restated bylaws (“Bylaws”), and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Charter and our Bylaws, copies of which have been filed with the SEC as exhibits to our periodic filings under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are also incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Except as otherwise expressly provided in our Charter, or as required by applicable law, all shares of our Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of Common Stock are fully paid and nonassessable.

Voting Rights. The holders of our Common Stock are entitled to one vote per share on all matters. Our Common Stock does not have cumulative voting rights, which means that holders of the shares of our Common Stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Dividends. Each share of our Common Stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our Board of Directors. We have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

Liquidation. In the event we dissolve, liquidate or wind up, the holders of our Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the Common Stock.

Other. The holders of shares of our Common Stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is the American Stock Transfer & Trust Company, LLC.

Preferred Stock

We are authorized, subject to limitations prescribed by Delaware law and our Charter, to issue up to 1.0 million shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

Series A Preferred

In October 2014, our Board of Directors authorized the creation of a series of up to 264,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”). The Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred was filed with the Delaware Secretary of State on October 28, 2014. As of May [•], 2021, there were no shares of Series A Preferred issued and outstanding. There will be no further issuances of Series A Preferred.

Voting Rights. Shares of Series A Preferred vote on an as-converted basis along with shares of our Common Stock.

Conversion. Shares of Series A Preferred may be converted, at the option of the holder, at any time into such number of shares of our Common Stock equal to (i) the number of shares of Series A Preferred to be converted, multiplied by the stated value of $10.00 per share (“Series A Conversion Shares”), and (ii) divided by the conversion price in effect at the time of conversion, currently $16.25.

Any accrued but unpaid dividends on the shares of Series A Preferred to be converted shall also be converted into shares of our Common Stock at the conversion price in effect at the time of conversion. We also have the right to require the holders to convert shares of Series A Preferred into Series A Conversion Shares if (i) our Common Stock has closed at or above $32.50 per share for ten consecutive trading days, and (ii) the Series A Conversion Shares are (A) registered for resale on an effective registration statement, or (B) may be resold pursuant to Rule 144 under the Securities Act.

Dividends. Cumulative dividends are currently payable in cash at a rate of 12% per year; provided, however, that in connection with the Private Placement, a majority of the holders of our Series A Preferred agreed to defer all payment of dividends to holders of the Series A Preferred until such time that we have obtained the Stockholder Approvals. Series A Preferred will continue to accrue all dividends until such time as payments re-commence pursuant to the foregoing conditions. The Series A Preferred ranks senior to our Common Stock and any other stock with respect to dividends rights.

Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of Series A Preferred will be entitled to receive in preference to the holders of Common Stock and any other stock other than our Series C Convertible Preferred Stock (“Series C Preferred”), the amount equal to the stated value per share of Series A Preferred plus declared and unpaid dividends, if any. After such payment has been made, the remaining assets of the Company will be distributed ratably to the holders of our Series B Preferred, if any, and then to holders of our Common Stock.

Series B Preferred

In October 2018, our Board of Directors authorized the creation of a series of up to 5,000 shares of Series B Preferred. The Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred was filed with the Delaware Secretary of State on October 17, 2018. As of May 28, 2021, there were no shares of Series B Preferred issued and outstanding. There currently have no plans for further issuances of Series B Preferred.

Voting Rights. Except as required by our Charter or by the DGCL, shares of Series B Preferred vote on an as-converted basis along with shares of our Common Stock.

Conversion. Shares of Series B Preferred may be converted, at the option of the holder, at any time into such number of shares of our Common Stock equal (i) to the number of shares of Series B Preferred to be converted, multiplied by the stated value of $1,000.00 per share and (ii) divided by the conversion price in effect at the time of conversion, currently $0.50.

Holders of Series B Preferred are prohibited from converting Series B Preferred into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our Common Stock then issued and outstanding.

Any accrued but unpaid dividends on the shares of Series B Preferred to be converted shall also be converted into shares of our Common Stock at the Conversion Price.

Dividends. Shares of the Series B Preferred are not entitled to receive any dividends, unless and until specifically declared by our Board of Directors. Subject to any senior rights of our Series A Preferred and Series C Preferred, holders of our Series B Preferred participate, on an as-converted-to-common stock basis, in any dividends to the holders of Common Stock.

Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of Series B Preferred will be entitled to receive in preference to the holders of our Common Stock and any other stock, the amount equal to the stated value per share of Series B Preferred plus declared and unpaid dividends, if any. After such payment has been made, the remaining assets of the Company will be distributed ratably to the holders of our Common Stock.

Series C Preferred

On March 11, 2019, our Board of Directors authorized the creation of a series of up to 15,000 shares of Series C Preferred. The Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred was filed with the Delaware Secretary of State on March 11, 2019, designating 11,000 shares of our preferred stock as Series C Preferred. As of May 28¸2021, there were 350 shares of Series C Preferred issued and outstanding, all of which represent shares issued to a director of the Company that are currently being held in escrow until approval for the issuance is granted by the Company’s stockholders pursuant to Nasdaq Marketplace Rule 5635(c). There are currently no plans for further issuances of Series C Preferred.

Voting Rights.  Conditioned upon obtaining the Authorized Share Approval, shares of Series C Preferred vote on an as-converted basis along with shares of our Common Stock.

Conversion. Shares of Series C Preferred may be converted, at the option of the holder, at any time following the date that the Company obtains the Stockholder Approvals, into such number of shares of our Common Stock equal to (i) the number of shares of Series C Preferred to be converted, multiplied by the stated value of $1,000 per share, and (ii) divided by the conversion price of $0.18 per share.

Redemption. In the event that stockholders do not approve the Authorized Share Approval on or before six months from the Closing Date, each holder of Series C Preferred will have the right, upon delivery to us of written notice (“Redemption Notice”) to require that we redeem the Series C Preferred beneficially owned by such holder at a price equal to the greater of (i) the stated value of such Series C Preferred being redeemed as of the redemption date, and (ii) the product of the number of Conversion Shares into which the Series C Preferred would be convertible on such redemption date multiplied by the greater of (a) the last closing price of a share of our Common Stock at the time of delivery of the Redemption Notice, and (b) the greatest intraday price on the date of the Redemption Notice on a date which is three business days from the date of delivery to us of the Redemption Notice.

Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Preferred will be entitled to receive in preference to the holders of Common Stock, Series A Preferred, Series B Preferred and any other stock, the amount equal to the stated value per share of Series C Preferred. After such payment has been made, the remaining assets of the Company will be distributed ratably to the holders of Series A Preferred, then to holders of the Series B Preferred, if any, and the remainder ratably to holders of our Common Stock.

Series D Preferred

On May 13, 2021, our Board of Directors authorized the creation of a series of up to 4,200 shares of Series D Preferred. The Certificate of Designation of Preferences, Rights and Limitations of the Series D Preferred was filed with the Delaware Secretary of State on May 13, 2021, designating 4,200 shares of our preferred stock as Series D Preferred. Each shares of Series D Preferred has a stated value of $1,000 per share, and ranks senior to all of the Company’s outstanding securities. As of May 28, 2021, there were 4,200 shares of Series D Preferred issued and outstanding, all of which represent shares issued in connection with the Private Placement currently being held in escrow until approval for the issuance is granted by the Company’s stockholders pursuant to Nasdaq Marketplace Rule 5635(c).

Voting Rights.  Conditioned upon obtaining the Authorized Share Approval, shares of Series D Preferred have no general voting rights. However, as long as any shares of Series D Preferred are outstanding, the Company may not, without the affirmative vote of the certain holders of Series D Preferred, (i) alter or change adversely the powers, preferences or rights given to the Series D Preferred or alter or amend the Certificate of Designation, (ii) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series D Preferred, (iii) increase the number of authorized shares of Series D Preferred, or (iv) enter into any agreement with respect to any of the foregoing.

Conversion. Shares of Series D Preferred may be converted, at the option of the holder, at any time following the date that the Company obtains the Stockholder Approvals, into that number of shares equal to the Stated Value, divided by $2.28; provided, however, that holders of the Series D Preferred may not convert any of their Series D Preferred into Conversion Shares unless and until the Stockholder Approval Date. In addition, holders of Series D Preferred are prohibited from converting Series D Preferred into Conversion Shares if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or 9.99% upon the election of the holder prior to the issuance of the Series D Preferred) of the total number of shares of Common Stock then issued and outstanding.

Dividends. Beginning six months after the original issuance date of the Series D Preferred and ending on the Stockholder Approval Date, shares of Series D Preferred will accrue dividends at a rate of 9% per annum, which dividends, if accrued, will be payable by the Company on a quarterly basis in cash.

Dividends

Beginning six months after the original issuance date of the Series D Preferred and ending on the Stockholder Approval Date, shares of Series D Preferred will accrue dividends at a rate of 9% per annum, which dividends, if accrued, will be payable by the Company on a quarterly basis in cash.

Liquidation. Prior to Stockholder Approval Date, upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), holders of Series D Preferred will be entitled to receive out of the Company’s assets an amount equal to the Stated Value, plus any accrued and unpaid dividends and any other fees or liquidated damages due and owing under the Certificate of Designation before any distribution or payment shall be made to the holders of any junior securities. On and after the Stockholder Approval Date, the Series D Preferred Stock will have no liquidation preference.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

●

prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation, or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or Bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our Common Stock, and may also limit the price that investors are willing to pay in the future for our Common Stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our Bylaws. Our Bylaws provide that certain procedures, including notifying our Board of Directors and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board of Directors, the Chairman of the Board, or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Certificate of Incorporation and Bylaws

Our Charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board of Directors declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our Bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our Bylaws may also be amended by a majority of the Board of Directors in accordance with Delaware law and our Charter.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders identified in the table below of Conversion Shares and shares of Common Stock issuable upon exercise of the Warrants. The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the Conversion Shares and shares of Common Stock acquired upon exercise of the Warrants. The selling stockholders may sell some, all or none of the shares registered by the registration statement of which this prospectus forms a part. We do not know how long the selling stockholders will hold the Conversion Shares before selling them ` if the selling stockholders will exercise any of the Warrants, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. For more information about the transactions pursuant to which the selling stockholders acquired the Conversion Shares and the Warrants, please see the section titled The Corporate Transactions above.

The following table is prepared based on information supplied to us by the selling stockholders, and reflects their holdings as of May 28, 2021. Unless otherwise indicated below, none of the selling stockholders nor any of their affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The applicable percentages of ownership are based on an aggregate of 6,451,548 shares of our Common Stock issued and outstanding on May 28¸2021.

		Maximum Number of Shares Being Offered Pursuant to this Prospectus (1)				Shares Beneficially Owned After Offering (2)
Name of Selling Stockholder (3)	Shares Beneficially Owned Prior to the Offering	Number of Shares Issuable Upon Conversion of Series D Preferred	Number of Shares Issuable Upon Exercise of PIPE Warrants	Number of Shares Issuable Upon Exercise of February Placement Agent Warrants	Number of Shares Issuable Upon Exercise of May Placement Agent Warrants	Number	Percent (4)

AIGH Investment Partners LP (5)	1,490,891	673,246	336,584	-	-	481,061	6.4%
Lind Global Macro Fund, LP (6)	460,527	307,018	153,509	-	-	-	*
WVP Emerging Manager Onshore Fund, LLC – AIGH Series (7)	335,224	150,877	75,493	-	-	108,854	1.6%
WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series (8)	117,089	53,070	26,520	-	-	37,499	*
Anthony Sica (9)	13,929	-	-	2,618	11,311	-	*
Brandon Ross (9)	79,895	-	-	14,543	65,352	-	*
Douglas E. Hailey (10)	7,929	-	-	2,479	5,000	450	*
Jennifer DenDekker (10)	2,514	-	-	1,239	600	675	*
Joseph A. Alagna Jr. (9)	34,821	-	-	6,544	28,277	-	*
Leonard Schleicher (10)	12,309	-	-	2,404	5,000	4,905	*
Linda Taglich (10)	2,964	-	-	1,239	600	1,125	*
Michael R. Benedict (11)	32,895	32,895	-	-	-	-	*
Michael Hodges (9)	5,224	-	-	1,454	3,770	-	*
Michael N. Taglich (10)(12)	527,637	-	-	5,329	13,000	254,654	3.9%
Richard Oh (10)	7,616	-	-	2,380	3,661	1,575	*
Robert F. Taglich (10)	254,735	-	-	5,329	13,000	118,203	1.8%
Robert Schroeder (10)	25,996	-	-	4,958	8,500	12,538	*
Russell Bernier (10)	6,047	-	-	1,322	4,500	225	*
Stephan A. Stein (9)	20,892	-	-	3,926	16,966	-	*
Svanaco, Inc. (13)	312,281	312,281	-	-	-	-	*
Svanawar, Inc. (13)	312,719	312,719	-	-	-	-	*
William M. Cooke (10)	7,310	-	-	2,405	-	4,905	*

________________

*	Less than 1%

(1)

Includes the maximum number of shares of Common Stock issuable upon conversion of the Series D Preferred and exercise of the Warrants, in each case assuming the issuance of such shares is not limited by the Company's failure to obtain the Stockholder Approvals.

(2)

Beneficial ownership of the selling stockholders after the offering assumes (i) the selling stockholders have the ability to fully convert all Series D Preferred and to exercise all Warrants, despite the Stockholder Approvals requirement, as more specifically set forth in the section of this prospectus entitled “Description of Corporate Transactions,” (ii) the conversion of all Series D Preferred and exercise of all Warrants held by the selling stockholders, and (iii) that each selling stockholder will sell all of the shares of Common Stock offered by it under this prospectus, including all shares of Common Stock that may be issued upon conversion of the Series D Preferred and the exercise of the Warrants identified herein.

(3)

Information concerning other selling stockholders will be set forth in one or more amendments to the registration statement, of which this prospectus forms a part, and/or prospectus supplements from time to time, as required.

(4)

Calculation of the percentage of shares beneficially owned by each selling stockholder after the offering assumes that only such selling stockholder’s derivative securities, including, without limitation, the Series D Preferred and Warrants, were converted and/or exercised. Accordingly, the number of issued and outstanding shares used to calculate percent ownership was increased by the number of shares of Common Stock issuable upon the conversion and/or exercise of such derivative securities held by such selling stockholder.

(5)

Mr. Orin Hirschman is the managing member of AIGH Capital Management, LLC, a Maryland limited liability company (“AIGH CM”), who is an advisor with respect to the securities held by AIGH Investment Partners, L.P. (“AIGH LP”). Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM, directly held by AIGH IP and directly held by Mr. Hirschman and his family. The address for AIGH CM, AIGH LP and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, Maryland 21209.

(6)

Mr. Jeff Easton is the Managing Member of Lind Global Partners, LLC, which is the General Partner of Lind Global Macro Fund, LP, and in such capacity has the right to vote and dispose of the securities held by such entity. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind Global Macro Fund, LP is 444 Madison Avenue, 41st Floor, New York, NY 10022.

(7)

Mr. Orin Hirschman is the managing member of AIGH Capital Management, LLC, a Maryland limited liability company (“AIGH CM”), who is an advisor or sub-advisor with respect to the securities held by WVP Emerging Manager Onshore Fund, LLC - AIGH Series. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM and directly held by Mr. Hirschman and his family directly. The address for AIGH CM and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, Maryland 21209.

(8)

Mr. Orin Hirschman is the managing member of AIGH CM, who is an advisor or sub-advisor with respect to the securities held by WVP Emerging Manager Onshore Fund, LLC - Optimized Equity Series. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM and directly held by Mr. Hirschman and his family directly. The address for AIGH CM and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, Maryland 21209.

(9)

Represents a selling stockholder affiliated with Joseph Gunnar & Company, LLC, a broker-dealer, each of whom have advised the Company that the shares of Common Stock registered pursuant to this prospectus, of which this registration statement forms a part, were received solely as an investment and not with a view to or for resale or distribution.

The address for each of these selling stockholders is c/o Joseph Gunnar & Company, LLC, 30 Broad Street & Co., 11th Floor, New York, NY 10004.

(10)

Represents a selling stockholder affiliated with Taglich Brother, Inc., a broker-dealer, each of whom have advised the Company that the shares of Common Stock registered pursuant to this prospectus, of which this registration statement forms a part, were received solely as an investment and not with a view to or for resale or distribution.

The address for each of these selling stockholders is c/o Taglich Brothers, Inc., 405 Lexington Avenue, New York, NY 10174.

(11)	The address for Mr. Benedict is 5908 Charleycote Drive, Raleigh, NC 27614.

(12)

Mr. Taglich is a member of the Company’s Board of Directors. Shares of Common Stock beneficially owned by Mr. Taglich prior to the offering include: (i) 48,652 shares of Common Stock; (ii) 167,113 shares of Common Stock issuable upon exercise of certain warrants, other than the Placement Agent Warrants; and (iii) 38,889 shares of Common Stock issuable upon conversion of 350 shares of the Company’s Series C Convertible Preferred Stock.

(13)

Mr. Michael Svanascini is the President of Svanaco, Inc. and Svanawar, Inc., and has voting and investment over the securities identified herein. The address for each of Svanaco, Inc. and Svanawar, Inc. is 2600 South River Road, Des Plaines, IL 60018.

USE OF PROCEEDS

All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders named in this prospectus or any applicable prospectus supplement for their respective accounts. Accordingly, we will not receive any of the proceeds from the sales of shares of our Common Stock in this offering, if any. A portion of the shares covered by this prospectus may be issued upon exercise of the Warrants. Upon any exercise of the Warrants, the selling stockholders will pay us the applicable exercise price of such warrants. Any such proceeds would be used primarily for working capital and general corporate purposes. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

PLAN OF DISTRIBUTION

We are registering the shares of our Common Stock issuable upon conversion of the Series D Preferred and exercise of the Warrants to permit the resale of these shares of Common Stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our Common Stock, if any. We will bear all fees and expenses incident to our obligation to register the shares of our Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock offered hereby or under any applicable prospectus supplement may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144 of the Securities Act;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Series D Preferred, Warrants or shares of Common Stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The legality of the issuance of the shares of our Common Stock offered hereby is being passed upon by Disclosure Law Group, a Professional Corporation, of San Diego, California.  If counsel for any selling stockholder or underwriter passes on legal matters in connection with an offering of the Common Stock described in this prospectus, we will name that counsel in the prospectus supplement to that offering.

EXPERTS

The consolidated financial statements of Bridgeline Digital, Inc. as of and for the years ended September 30, 2020 and 2019, incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on December 23, 2020, have been audited by Marcum, LLP, an independent registered accounting firm, to the extent and period set forth in their report, and are incorporated herein by reference in reliance on such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are also available, at no charge, to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended September 30, 2020, filed with the SEC on December 23, 2020;

●	our Quarterly Report on Form 10-Q for the three months ended December 31, 2020, filed with the SEC on February 11, 2021;

●	our our Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed with the SEC on May 17, 2021;

●	our Current Report on Form 8-K, filed with the SEC on December 23, 2020;

●	our Current Report on Form 8-K, filed with the SEC on February 3, 2021;

●	our Current Report on Form 8-K, filed with the SEC on February 9, 2021;

●	our Current Report on Form 8-K, filed with the SEC on March 2, 2021, as amended May 17, 2021;

●	our Current Report on Form 8-K, filed with the SEC on May 12, 2021;

●	our Current Report on Form 8-K, filed with the SEC on May 14, 2021; and

●

the description of our Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on June 28, 2007, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

Bridgeline Digital, Inc.

Attn: Corporate Secretary

100 Sylvan Road, Suite G-700

Woburn, MA 01801

(781) 376-5555

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

2,671,917 Shares

Common Stock

__________________

PROSPECTUS

__________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that our expenses in connection with this registration statement will be as follows:

SEC Filing Fees		$743.34
Legal Fees and Expenses*	$	[•]
Accounting Fees and Expenses*	$	[•]
Printing and Miscellaneous Expenses*	$	[•]

Total	$	[•]

* Estimated expenses

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws (“Bylaws”) contain provisions relating to the limitation of liability and indemnification of directors and officers. Our Charter provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or

●	for any transaction from which the director derived any improper personal benefit.

Our Charter also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and provided, further, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

●	such indemnification is expressly required to be made by law;

●	the proceeding was authorized by the board of directors; or

●	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL.

Our Bylaws provide that we shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under Article XI of our Bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by us if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Our Bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to our Bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

ITEM 16.  EXHIBITS

5.1	Opinion of Disclosure Law Group, a Professional Corporation*.
23.1	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)*.
23.2	Consent of Independent Registered Public Accounting Firm – Marcum, LLP. (filed herewith).
24.1	Power of Attorney (included on the signature page hereof)

*	To be filed by amendment

ITEM 17.  UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Massachusetts on May 28, 2021.

BRIDGELINE DIGITAL, INC.

By:	/s/ Roger Kahn
Roger Kahn
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Roger Kahn and Mark Downey, jointly and severally, his attorneys-in-fact, each with power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-3, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger Kahn	President and Chief Executive Officer	May 28, 2021
Roger Kahn	(Principal Executive Officer)

/s/ Mark G. Downey	Chief Financial Officer	May 28, 2021
Mark G. Downey	(Principal Accounting and Financial Officer)

/s/Kenneth Galaznik	Director	May 28, 2021
Kenneth Galaznik

/s/ Joni Kahn	Director	May 28, 2021
Joni Kahn

/s/ Scott Landers	Director	May 28, 2021
Scott Landers

/s/ Michael Taglich	Director	May 28, 2021
Michael Taglich